                                                                    EXHIBIT 12.1


                 COMPUTATION OF RATIO EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

                                                                               FISCAL YEAR ENDED            TWENTY-SIX  WEEKS ENDED
                                             JULY 31,      JULY 30,     JULY 29,     AUGUST 3,  AUGUST 2,     FEB 1,      JAN.31,
                                             --------      --------     --------     ---------  ---------   ----------  -----------
                                               1993          1994         1995         1996       1997        1997(2)     1998(2)
                                             --------      --------     --------     --------   --------     --------    --------

EXCESS OF EARNINGS AVAILABLE TO COVER
   FIXED CHARGES

Earnings from continuing operations
  before income taxes                        $115,474      $113,243     $116,094     $131,227   $154,652     $ 95,791    $110,205
Add: Fixed charges                             44,519        47,588       51,129       45,845     43,711       22,588      21,025
Less: Capitalized interest                       (130)         (630)      (2,091)      (1,657)      (261)         (91)       (525)
                                             --------      --------     --------     --------   --------     --------    --------
    Earnings, as adjusted                     159,863       160,201      165,132      175,415    198,102      118,288     130,705
                                             --------      --------     --------     --------   --------     --------    --------

FIXED CHARGES

Interest expense                               29,589        31,878       33,958       28,228     26,330       14,353      11,816
Capitalized interest                              130           630        2,091        1,657        261           91         525
Portion of rents representative of the
  interest factor (1)                          14,800        15,080       15,080       15,960     17,120        8,144       8,684
                                             --------      --------     --------     --------   --------     --------    --------
    Fixed charges                              44,519        47,588       51,129       45,845     43,711       22,588      21,025
                                             --------      --------     --------     --------   --------     --------    --------
Excess of earnings to fixed charges          $115,344      $112,613     $114,003     $129,570   $154,391     $ 95,700    $109,680
                                             ========      ========     ========     ========   ========     ========    ========


Ratio of earnings to fixed charges                3.6           3.4          3.2          3.8        4.5          5.2         6.2

(1) This represents approximately 40% of total rent expense, which management estimates to be the interest component of such rent expense.

(2) The Company's businesses are seasonal in nature, and historically the results of operations for these periods have not been indicative of the results for the full year.